Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148352, 333-164219, 333-187442 and 333-183448 on Form S-8 and No. 333-161067 on Form F-3 of our report dated April 25, 2013, relating to the consolidated financial statements and financial statement schedule of AirMedia Group Inc., its subsidiaries, its variable interest entities (the "VIEs") and its VIEs' subsidiaries (collectively, the "Group") which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Group's adoption of the authoritative guidance on the presentation of comprehensive income and the effectiveness of AirMedia Group Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, China
April 29, 2013